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                                                                    EXHIBIT 99.3

                                                                   NEWS RELEASE

[UNION TEXAS PETROLEUM LETTERHEAD]

Contact: Carol L. Cox
         (713) 968-2714


             UNION TEXAS PETROLEUM TO ACQUIRE 25% STAKE IN OFFSHORE

                     IRELAND BLOCKS IN ST. GEORGE'S CHANNEL


         Houston, February 6, 1995 -- Union Texas Petroleum Holdings, Inc. today announced that Union Texas Petroleum Limited, its wholly-owned London-based subsidiary, has entered into an agreement to acquire a 25% working interest in five and a half offshore blocks located in St. George's Channel between Ireland and Great Britain.

         The blocks are situated offshore Ireland, about 15 miles east of the town of Wexford. Water depths in the area range from 200 to 300 feet. The blocks, the nearest of which is located about five miles northwest of a gas discovery by Marathon Oil U.K., Limited, encompass a total of about 345,000 acres.

         Union Texas Petroleum Limited has agreed to acquire its interest in the blocks from Marathon Petroleum Ireland, Ltd. and Marathon Petroleum Hibernia, Ltd., both wholly-owned subsidiaries of Marathon Oil Company (NYSE:MRO). Marathon is operator of the blocks and retains the remaining 75% interest. The blocks involved are 41/25, 41/29, 41/30, 42/21, 50/4 and part of 41/28. To date, Marathon has acquired approximately 2,100 kilometers of seismic data on the blocks. The initial exploratory well is expected to begin drilling in the second quarter of 1995.


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         Terms of Union Texas Petroleum Limited's acquisition were not disclosed. Union Texas Petroleum Limited said the transfer of interest was subject to the approval of the Irish Minister for Transport, Energy and Communications.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemical interests in the U.S.

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Note to editors and reporters:  A map of the offshore Ireland blocks is available by contacting Carol Cox at 713-968-2714.